UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported) February 16, 2012

Raymond James Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL	33716
(Address of Principal Executive Offices)	(Zip Code)

(727) 567-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 16, 2012, Raymond James Financial, Inc. (the “Company”) entered into a bridge credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (“JPMCB”), J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner, Citibank, N.A., as syndication agent, and the other lenders party thereto.

The Credit Agreement provides for a $900 million bridge loan facility that is automatically reduced by the amount of net proceeds received by the Company from public equity or debt offerings, including the offering described in Item 8.01 below. The balance of the bridge loan facility will be available for the Company to finance the purchase price of its previously announced acquisition of all of the issued and outstanding shares of capital stock of Morgan Keegan & Company, Inc., a Tennessee corporation, and MK Holding, Inc., an Alabama corporation (the “Transaction”), and to pay fees and expenses incurred in connection with the Transaction. The closing of the Transaction is subject to customary closing conditions, including regulatory approvals. The obligations under the Credit Agreement are unsecured.

The parties entered into the Credit Agreement pursuant to commitments the Company received from certain financial institutions to provide a $900 million unsecured bridge facility available to finance the Transaction, under a commitment letter executed on January 11, 2012. Upon execution of the Credit Agreement, the commitments under the commitment letter were replaced by the commitments under the Credit Agreement.

Any funding under the Credit Agreement would occur substantially concurrently with the consummation of the Transaction, subject to customary conditions for acquisition financings of this type. Any loans under the Credit Agreement would mature on the date that is the earlier of (i) 364 days after the funding date and (ii) July 11, 2013.

Borrowings by the Company under the Credit Agreement will bear interest at a variable annual rate based on LIBOR or a base rate, at the Company’s election, plus in each case an applicable margin described in the Credit Agreement. Interest on base rate loans is determined by reference to the greatest of (i) JPMCB’s publicly announced prime rate, (ii) the federal funds rate plus 0.50% and (iii) one month LIBOR plus 1.00%. Interest on LIBOR loans is determined by reference to the British Bankers’ Association Interest Settlement Rates for an interest period chosen by the Company of either one, two or three months. The applicable margin is based on the Company’s senior, unsecured, non-credit enhanced, long-term debt rating by Moody’s and S&P and ranges, in the case of base rate loans, from 1.5% to 3.0% per annum, and, in the case of LIBOR loans, from 2.5% to 4.0% per annum. In the case of payment default, the otherwise applicable interest rate may be raised 2.00% per annum.

The Company will pay each lender under the Credit Agreement a commitment fee, which will accrue in an amount equal to 0.25% per annum on the daily amount of the commitment of such lender until the commitment terminates. The Company also will pay to the lenders under the Credit Agreement on certain specified dates a duration fee equal to a certain percentage (ranging from 0.50% to 1.25%) of the aggregate principal amount of loans outstanding under the Credit Agreement on that date, with the percentage rising the longer the commitments remain undrawn.

The Credit Agreement contains provisions requiring the reduction of the commitments of the lenders and the prepayment of outstanding advances by the amount of net cash proceeds resulting from the incurrence of certain indebtedness by the Company or its subsidiaries, the issuance of certain capital stock by the Company and certain non-ordinary course sales or dispositions of assets by the Company or its subsidiaries, in each case subject to exceptions set forth in the Credit Agreement.

The Credit Agreement contains specified representations and warranties and covenants, including, but not limited to and subject to certain exceptions, covenants that restrict the ability of the Company and certain of its subsidiaries to create or incur liens or debt, pay dividends, make investments, sell assets and engage in mergers or consolidations. The Credit Agreement also contains financial covenants that require the Company to maintain certain financial performance levels specified in the Credit Agreement.

The Credit Agreement includes specified events of default, including, but not limited to and subject to certain exceptions and grace periods, events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default, bankruptcy and insolvency events, judgments, certain regulatory actions or notices and a change of control.

After the funding date, if an event of default under the Credit Agreement occurs and is continuing, the principal amount outstanding, and all accrued unpaid interest and other amounts owed, may be declared immediately due and payable, subject to certain exceptions.

Some of the lenders under the Credit Agreement (and their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 10.21 hereto and incorporated herein by reference and by the complete terms and conditions of the definitive loan documentation to be negotiated and executed in connection therewith.

Item 8.01 Other Events

On February 21, 2012, the Company closed the underwritten public offering (the “Offering”) of 12,075,000 shares of its common stock, par value $0.01 per share (“Common Stock”), pursuant to an Underwriting Agreement dated February 14, 2012 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named on Schedule II thereto (collectively, the “Underwriters”), and the selling stockholders named on Schedule III thereto (collectively, the “Selling Stockholders”). Pursuant to the Underwriting Agreement, (i) the Company agreed to issue and sell to the Underwriters 9,500,000 shares of Common Stock and (ii) the Selling Stockholders agreed to sell to the Underwriters 1,000,000 shares of Common Stock, at a public offering price of $34.00 per share. As part of the Offering, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,575,000 shares of Common Stock, which the Underwriters exercised on February 16, 2012. The Company’s net proceeds of the Offering, after underwriting discounts and commissions and after giving effect to the Underwriters’ full exercise of the overallotment option, were approximately $358.7 million. The Company did not receive any of the proceeds from the sale of the shares of Common Stock sold by the Selling Stockholders.

In connection with the Offering, the Company and certain of its officers and directors entered into 90-day “lock-up” agreements in substantially the form included in the Underwriting Agreement and subject to customary exceptions.

The Offering was made only under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-159583).

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

On February 14, 2012, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. On February 21, 2012, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 1.1	Underwriting Agreement, dated February 14, 2012, among Raymond James Financial, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named on Schedule II thereto, and the selling stockholders named on Schedule III thereto.

Exhibit 5.1	Opinion of Paul L. Matecki, Esq.

Exhibit 5.2	Opinion of Morrison & Foerster LLP.

Exhibit 10.21	Bridge Credit Agreement, dated as of February 16, 2012, among Raymond James Financial, Inc., J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other lenders party thereto (excluding certain exhibits and schedules).

Exhibit 23.1	Consent of Paul L. Matecki, Esq. (included in Exhibit 5.1).

Exhibit 23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.2).

Exhibit 99.1	Press release dated February 14, 2012 issued by Raymond James Financial, Inc.

Exhibit 99.2	Press release dated February 21, 2012 issued by Raymond James Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: February 21, 2012	By:	/s/ Jeffrey P. Julien
	Name:	Jeffrey P. Julien
	Title:	Executive Vice President—Finance and Chief Financial Officer